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                                                                Exhibit 15


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                                   Re:  The Doe Run Resources Corporation
                                        Amendment No. 1 to
                                        Registration Statement on Form S-4

We are aware that our report dated August 19, 1998 on our review of the interim financial information of the Missouri Lead Division for the six month periods ended June 30, 1998 and 1997 is included in this amendment no. 1 to the registration statement on Form S-4 (filed by The Doe Run Resources Corporation on January 21, 1999). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

                                       /s/ PricewaterhouseCoopers LLP

New York, New York
January 20, 1999